Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PRIMO WATER CORPORATION
     Primo Water Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
     DOES HEREBY CERTIFY:
     FIRST: The Corporation was originally incorporated under the name “Primier Corporation”, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 20, 2004, was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 28, 2005, was amended by a Certificate of Amendment, changing the name of the Corporation from “Primier Corporation” to “Primo Water Corporation”, filed with the Secretary of State of the State of Delaware on February 16, 2005, was amended and restated by a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 27, 2006, was amended and restated by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 13, 2007, and was amended and restated by a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 29, 2008.
     SECOND: The amendments set forth herein were duly adopted by the written consent of directors and stockholders of the Corporation in accordance with Sections 141, 242 and 228 of the DGCL. Notice of the action taken hereby is being delivered to stockholders who did not vote hereon as required by Section 228(e) of the DGCL.
     THIRD: Article Fourth, Section B (“Preferred Stock”), Subsection 1 (“Dividends”) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
     1. Dividends.
     The Corporation shall not declare, pay or set aside any dividends on shares of Series A Preferred Stock, Series C Preferred Stock or Common Stock in any year, out of assets legally available therefor (other than dividends on shares of Common Stock payable in shares of Common Stock), unless the holders of the Series B Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series B Preferred Stock in an amount equal to ten cents ($0.10) per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), payable when, as and if declared by the Board. Such dividends shall be cumulative and accrue from day-to-day, whether or not earned or declared. Notwithstanding the foregoing, if the Corporation requests that a holder of Series B Preferred Stock voluntarily defer dividend payments for any period(s), and such holder agrees to such voluntary deferral in writing, such holder shall be entitled, at the discretion of the Board, to a cumulative accrual with respect to such voluntarily deferred dividends in an amount equal to fifteen cents ($0.15), rather than ten cents ($0.10), per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) until such deferred dividends are paid by the Corporation to such holder, such voluntarily deferred dividends being payable at any time (without regard to the payment or non-payment of dividends to other holders of Series B Preferred Stock who did not voluntarily defer dividends) when, as and if declared by the Board. In the event of any voluntary deferral of dividends as described above, holders agreeing in writing to such deferral shall be entitled to payment of the full amount of the deferred dividends, cumulatively accrued at the rate of fifteen cents ($0.15) per share per annum, prior to the accrual rate on dividends payable to such holder being reduced back to ten cents ($0.10) per share per annum. No dividends shall be paid or set aside with respect to the Series A Preferred Stock, Series C Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) until all accrued and unpaid dividends on the Series B Preferred Stock are paid or set aside for payment to the holders of the Series B Preferred Stock. After the payment or setting aside of dividends payable on shares of the Series B Preferred Stock, any additional dividends declared or paid in such year shall be declared or paid to the holders of Series A Preferred Stock, Series C Preferred Stock and Common Stock, pari passu, in an amount equal to the product of (a) the dividend payable per share, multiplied by (b) the aggregate number of outstanding shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock, on an as-converted basis, in each case calculated on the record date for determination of holders entitled to receive such dividend.
* * *

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned this 30th day of March, 2009.

PRIMO WATER CORPORATION

By:	/s/ Billy D. Prim

Name:	Billy D. Prim
Title:	President and CEO